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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 SUNSOURCE INC.

        SunSource Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), for the purpose of amending its Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law does hereby certify as follows:

        1. Article 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                "1.     Corporate Name. The name of the corporation is The
                Hillman Companies, Inc. (hereinafter referred to as the "Corporation")."

        2. The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and has been consented to in writing by the stockholder of the Corporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 18th day of March, 2002.


                                       SUNSOURCE INC.



                                       By:     /s/ Joseph M. Corvino
                                          ------------------------------------
                                       Name:  Joseph M. Corvino
                                       Title: Vice President